State of Delaware
Secretary of State
Division of Corporations
Delivered 09:59 AM 05/31/2007
FILED 09:57 AM 05/31/2007
SRV 070648847 - 2094730 FILE

# CERTIFICATE OF AMENDMENT

# OF

# CERTIFICATE OF INCORPORATION

ELEMENT 21 GOLF COMPANY a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ELEMENT 21 GOLF COMPANY resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "SECOND" AND "FOURTH:" so that, as amended said Articles shall be and read as follows:

> SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.
>
> FOURTH: "The total number of authorized shares which the corporation is authorized to issue is 300,000,000 shares of common stock having a par value of $0.01 per share, 5,000,000 shares of preferred stock having a par value of $0.1 per share, 2,200,000 shares of Series A preferred stock having a par value of $0.001 and 353,000 shares of Series B preferred stock having a par value of a$0.1"

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ELEMENT 21 GOLF COMPANY has caused this certificate to be signed by an authorized officer, this 30 day of May, 2006.

BY: [signature] -Signature

Name: John Grippo -please print

Title: CFO -please print